Exhibit 99.(n)

KPMG LLP

345 Park Avenue

New York, NY 10154-0102

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 27, 2024, with respect to the consolidated financial statements and consolidated financial highlights of Eagle Point Institutional Income Fund, incorporated herein by reference and to the references to our firm under the heading “Consolidated Financial Highlights” in the prospectus and under the headings “Independent Registered Public Accounting Firm” and “Financial Statements” in the statement of additional information.

New York, New York

June 17, 2024

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.